Amedisys, Inc. 1Q ‘05
May 3, 2005
10:00 a.m. EST

OPERATOR: Good morning and welcome to the Amedisys first quarter 2005 earnings conference call.

At this time, all participants have been placed on a listen-only mode and the floor will be open for questions following the presentation.

It is now my pleasure to turn the floor over to Mr. Brian Ritchie of Noonan Russo.

Sir, the floor is yours.

BRIAN RITCHIE, NOONAN RUSSO: Good morning and thank you for joining us today for Amedisys investor conference call to discuss recent corporate developments relative to this morning’s first quarter 2005 earnings announcement.

By now you should have received the press release. If for some reason you have not received the press release or are unable to log onto the web cast, please call me, Brian Ritchie of Noonan Russo, at 212-845-4269 and I will be happy to assist you.

Speaking today we have the company’s President and Chief Executive Officer, Bill Borne (ph), the company’s Chief Financial Officer, Greg Browne, and the company’s President and Chief Operating Officer, Larry GRAHAM (ph).

Management will give you an overview of the quarter highlights and then open the call for questions and answers.

Before we get started, we would like to remind you that this conference call may contain certain forward-looking statements regarding future events or the future financial performance of the company including without limitation statements regarding operating results in calendar 2005, earnings per share in 2005, growth opportunities and other statements that refer to Amedisys’ plans, prospects, expectations, strategies, intentions and beliefs. These forward-looking statements are based on the information available to Amedisys today and the company assumes no obligation to update these statements as circumstances change. For additional information, please see the cautionary statements included in Amedisys’ most recent Form 10-Q or other public filings filed with the Securities and Exchange Commission.

At this time, I will turn the call over to Bill Borne.

Please go ahead Mr. Borne.

BILL BORNE: PRESIDENT AND CHIEF EXECUTIVE OFFICER, AMEDISYS: Thanks Brian and good morning everyone.

We want to welcome our shareholders and we certainly appreciate the opportunity to share the Amedisys vision with a continually expanding group of investors.

It has been less than two months since our last conference call. At that time, I provided a comprehensive review of our 2004 accomplishments. In consideration of the short timeframe between our last call, I will keep my comments this morning brief.

Management is committed to ensuring and maintaining its strategic direction and generating appropriate returns for all of our investors. This call will be reflective of the best operations and earnings quarter in the history of Amedisys. The future of home nursing is very bright and Amedisys intends to take full advantage of future growth opportunities. The company continues to focus on our core strategic initiatives, which have been outlined over the previous year. Primarily, our efforts are focused on internal growth supplemented with acquisitions that meet our stated criteria. Our success has been and will continue to be driven by our internal growth rate. Our 2004 internal growth rate of admissions is 21 percent over the last year’s first quarter. Larry (ph) will comment in greater detail on our strong rate of internal growth but I would like to give my thanks to the hard work of our entire staff that have made this possible.

I will now pass this call to Greg so he can provide his financial overview, which will then be followed by Larry (ph) with a brief operational update. Following Larry’s (ph) update, we will open the call to the Q&A session. Thank you.

GREG BROWNE, CHIEF FINANCIAL OFFICER, AMEDISYS: Thanks Bill.

I will now discuss financial highlights for the three months ended March 31st both with respect to the income statement and the balance sheet as well as comment on reimbursement and guidance.

Our revenues of 70.4 million represent an increase of 49 percent on the first quarter of 2004 and reflects our strong internal growth as well as the recent acquisitions particularly those in South Carolina and Maryland. The two recent acquisitions that I just mentioned accounted for approximately 3.2 million of this quarterly revenue.

Our gross margin reflected a percentage of approximately 59.6 percent of revenue, which was well above the fourth quarter number of 57.5 as well as the first quarter number from 2004 of 58.9 percent. Clearly the improvement in gross margin percentage was materially assisted by the market basket increase of approximately 2.3 percent effective January the first. In addition, we also saw significantly higher margins for the recent large acquisitions, Metro and Tenet, both as a result of significant operational improvements and the rate increase. These margins are now comparable with our mature locations.

It is also important to note that since the beginning of the second quarter of 2004, we have benefited from a five percent rule add on. This expired on March the 31st, 2005. It is therefore likely that our gross margin percentage will be somewhat lower through the balance of 2005 and this is reflected in our guidance.

The company recorded revenue per episode of $2,587 in the first quarter compared with the fourth quarter number of $2,542. We now complete over 23,000 episodes of care each quarter and relatively small variations in revenue per episode can cause significant changes to revenue. These numbers will therefore vary from quarter to quarter.

Our general and administrative expenses at 30.5 million were higher by 3.4 million than the fourth quarter of 2004. This increase is accounted for in part by costs related to the first quarter acquisitions of approximately 1.3 million as well as higher payroll costs normal at the beginning of the year and some increases in benefits costs. Our G&A expenses were somewhat higher from the fourth quarter on a percentage of revenue basis at 43 percent compared with 42 percent although lower than the 44 percent reported for the first quarter of 2004.

Our operating income of 11.5 million or 16.3 percent of revenue is over 45 percent higher than the 6.9 million reported in the first quarter of 2004.

And our net income was 7.1 million after a tax provision of 39.4 percent represents an increase of over 68 percent when compared with the 4.2 million in the first quarter of 2004.

Earnings per share of 45 cents per diluted share for the most recent quarter compared with 34 cents per share last year, an increase of 32 percent.

With reference to the balance sheet, our cash balances totaled almost 79 million after making 16 million in cash payments for the acquisitions during the first quarter.

The company also made total debt payments of 800,000 during the quarter and expects an amount of approximately 2.3 million for the whole of 2005. Total debt was only 5.9 million at March the 31st including debt incurred in the most recent acquisitions.

Our Medicare liabilities remained materially unchanged.

Our day sales outstanding decreased significantly to approximately 37 days from the 40 days we reported at December although this number is likely to increase again as a result of the recent acquisition of Winyah (ph).

The company paid approximately 1.4 million in cash taxes during the March quarter although we expect that cash tax payments will be significantly higher in the second quarter and we’ll approximate the tax expense thereafter.

Our routine capital expenditure for the quarter totaled 1.7 million, approximately the same as in the previous quarter. Our current estimate for routine capital expenditure for fiscal 2005 remains at approximately seven million, which includes amounts for start ups, asset upgrades for acquisitions and particularly IT spending aimed at increasing productivity.

Our cash flow was strong with EBITDA at 13.2 million and cash flow from operations for the quarter at 10.6 million.

To recap the current reimbursement environment, as stated previously, Amedisys expects that our current weighted average reimbursement for 2005 will be approximately 1.95 percent higher than it was in 2004. This is after taking into account the elimination of the rule add on effective March 31st.

Guidance, we are raising our annual earnings per share guidance for 2005 to $1.75 to $1.81 per diluted share on revenues, which are expected to exceed 300 million and the diluted shares will total approximately 15.9 million for the full 2005 year. This guidance includes all announced acquisitions.

Larry (ph) will now comment on operations.

LARRY GRAHAM, PRESIDENT AND CHIEF OPERATING OFFICER, AMEDISYS: Thank you Greg.

Our operational strategic plan continues to center around our internal and external growth strategies. Due in part to our strict adherence to these strategies, our first quarter internal growth rate over last year in Medicare admissions is 21 percent. We are certainly pleased with this number and based on our market growing at least seven to nine percent annually, are confident in our long-term ability to deliver 15 to 20 percent growth in Medicare admissions. We see this industry growth trend continuing. At CMS recently published home health expenditure projections estimates that the Medicare home health expenditures are expected to double in nine years. Our total growth rate over the first quarter of last year in Medicare admissions is 44 percent. We continue to focus on growing our business through the implementation of a dual strategy centered on internal growth initiatives via same store sales, start ups and external growth opportunities via acquisitions that meet our strategic criteria. Year to date we have opened eight new locations. For 2005 we plan on opening at least 20 new offices. Our plan is to continue with our strategic branch expansion based upon local market opportunity.

On the acquisition front, in the first quarter we acquired 10 locations in South Carolina from Winyah Healthcare and one location in Maryland from North Arundell (ph) Hospital. We are pleased with these acquisitions as they are all in certificate of needs states.

With regards to system conversions, the Winyah site and the North Arundell location have completed post implementation follow up and are in phase two of transitioning with direct leadership oversights. As previously stated, we will continue to evaluate new acquisitions that meet our strategic goals on a go forward basis.

In summary, we are pleased with our first quarter results. We continue to focus on being the premiere low cost, high quality provider in home health. We believe that focus, execution and commitment to clinical outcomes will separate us from our competition. I would like to express our appreciation for the continued support of our shareholders, customers, employees and vendors.

At this time, we will open the call up to your questions. Please limit yourself to two questions so that we may allow question time for everyone. Time permitting, we will allow for follow up questions. Thank you.

OPERATOR: Thank you. The floor is now open for questions. If you have a question, please press star one on your touch tone phone. If at any point your question has been answered, you may remove yourself from the queue by pressing the pound sign. Once again, if you do have a question, please press star one on your touch tone phone at this time.

Our first question is coming from Art Henderson of Jefferies and Company.

ART HENDERSON, JEFFERIES AND COMPANY: Hi. Good morning. Very nice quarter.

I was wondering if you could comment on the competitive landscape out there within your markets not only just sort of an organic basis but also for acquisitions as well and has there been any sort of change? Are you seeing new competitors coming into your markets?

LARRY GRAHAM (ph): Art, this is Larry and thanks for your question.

On the acquisition front on larger acquisitions, we have seen some increased competitiveness with acquisitions but the overall purchase price has been between four to five times trailing EBITDA. On the certificate of needs states it’s a little bit on the north end of the four to five range.

On the local competitive advantage, as evidenced by our 21 percent internal growth rate, while it’s competitive, we haven’t seen any unusual competitive increases this quarter.

ART HENDERSON: OK. A quick question for you Greg; SG&A, how should we look at that for the year? Where do you expect to fall out in terms of total SG&A?

GREG BROWNE: Yes thanks, we would expect, as I mentioned in my comments, that our gross margin percentage might decline a little bit during the year as a result of the elimination of the rule add on but I would also expect that we will start to see some more efficiencies on the G&A side as the year goes on and that we would expect that number to drop below 43 percent through for the year as a whole just slightly.

ART HENDERSON: OK. And then lastly, you know one of the things that I’ve been concerned about is the fact that your valuation looks incredibly cheap at these levels even despite the run we’ve seen today. I was wondering, have you given any thought maybe to doing a share buy back plan or something that might relay to the investment community that you feel the same way?

BILL BORNE: Arthur, this is Bill. Thanks for your question.

You know we are always opening to evaluate the best opportunities to use our cash and we haven’t made a commitment one way or the other. We will balance that as use of proceed against potential acquisitions and we’ll do it right that makes sense at the time.

ART HENDERSON: OK. All right. Thank you.

OPERATOR: Thank you.

Our next question is coming from John Ransom of Raymond James.

JOHN RANSOM, RAYMOND JAMES: Hi. Good morning. More of a macro question for anybody who wants to jump in there and take a swat at it; obviously there’s some noise volume in D.C. OIG (ph) report potential case mix adjustments, et cetera. I just wanted to open this up to management to comment on kind of the latest and greatest on what you might be hearing on those fronts and you know what your crystal ball might call for a couple years out. Thanks.

LARRY GRAHAM (ph): Thank you John (ph). This is Larry (ph).

The OIG (ph) historically has done studies on different industries and they put out a report and they actually have a booklet that prints out everything that they’ve put out that CMS is not acting on so just because they put out a study, we don’t know what the ultimate results will be but our industry experts say that any case mix adjustments you will not see any impact of that until the earliest ’07.

JOHN RANSOM: OK.

LARRY GRAHAM: And I also want to rearticulate that if comments come out, they give a grace period and a time for the industry to respond so there will be plenty of telegraphing in relation to that. So they’re looking at a multitude of things. They’re looking at therapy and case mix but again, we don’t see anything happening until the earliest of ’07.

JOHN RANSOM: And is there any — is there anything you can do preemptively without knowing exactly what might happen? Is there anything that you might do preemptively to be able to perhaps even increase your potential flexibility a couple years down the road should it call for that?

LARRY GRAHAM: Basically a couple things that we continually focus on. One is internal growth through organic growth and same store sales so growth always helps in those environments and the second thing is become more efficient and we’ll do that through technology, through point of care systems and those type of things so we already have a plan in place to become more efficient over the next 12 to 18 months and foreseeing any potential reductions in reimbursements.

JOHN RANSOM: OK. And secondly, I guess this will also be for Larry. Could you break down the 21 percent growth through organic market share and de-novos approximately? Thanks.

LARRY GRAHAM: All of our start ups whether they be a start up in a new location that we previously haven’t serviced or what we call a spin off from an existing location that we open a new branch because we have a pocket of patients that may be 30 or 40 miles outside from a parent. They made up about six percent of our internal growth rate so we grew at 21 percent and about 15 percent of that is organic so we do — and I just want to reiterate, we do both types of start ups where we’ll leapfrog, if you will, do a spin off or go into a new location we haven’t serviced before and we did a total of eight start ups in the first quarter.

JOHN RANSOM: OK. And finally, as you benchmark Tenet and Metro, let’s look at those because you’ve had them in the fold for a while. I mean obviously the gross margin numbers look like they are now at company average. What other sort of bench markings do you look at for those acquisitions and could you comment just overall how acquisitions are performing organic revenue growth margins and other benchmarking hurdles that you might use relative to your budget or relative to your expectations? Thanks.

GREG BROWNE: Let me answer the first part of it John. You know we look at as you say a range of — a range of benchmark measures for the acquisitions once they become you know with been on board for 12 months they start to get measured like our other locations and we look for internal growth numbers that are consistent with our other locations and we look for contribution numbers that are consistent with our other locations and we give them a little grace period over the first 12 months as you know. So we’re looking for internal growth from a — from a Medicare admissions standpoint which would be consistent with our other locations and we’re looking for a contribution number which is consistent with the other locations and you know the gross margin falls in between those we’ve already discussed. So I would — I would think that they would be the three major benchmarks.

JOHN RANSOM: And are all these acquisitions tracking within your expectations at this point?

GREG BROWNE: Well they’re tracking within our expectations. Obviously when you do something like 10 you’re going to have some of the 10 locations which are better than others and when you look back over the series of acquisitions if you like that the company’s done in the last three years particularly. There are some that are performing better than others and some that are not performing quite as well but overall we’re very pleased with the returns we’re getting on them and you know we’re excited to continue that energy. As you know, we’ve done eight acquisitions since the beginning of 2004 and we learned from each one and we continue to focus on acquisitions that continue to be a part of our strategic plan.

LARRY GRAHAM: And John if I could just add, both for those two acquisitions, the first quarter, both of those individually did more of Medicare admissions than any quarter since we’ve had them and as a reminder, we did Tenet over March, April and May last year so June will be the first full month that the Tenet acquisition will be all internal growth. It will be staggered based on when we closed which locations in March, April and May.

JOHN RANSOM: And I guess Tenet in particular, is there any reason to expect any material impact on your organic growth rate rolling in Tenet? In other words, is Tenet growing? Do you think Tenet’s growing organically as fast as the rest of the company? Is there any impact there?

LARRY GRAHAM: I don’t have the exact percentages but I know that it’s growing at double digits and we have a plan in place now that we’ve had all our salespeople so I don’t think it’s going to materially impact our internal growth rate.

JOHN RANSOM: OK. Thanks a lot. Great job.

GREG BROWNE (?): Thank you.

OPERATOR: Thank you.

Our next question is coming from Eric Gommel of Legg Mason.

ERIC GOMMEL, LEGG MASON: Good morning. Can you give me the — what your depreciation and amortization for the quarter was?

GREG BROWNE: Eric, it’s Greg Browne here. Thank you. I will.

Depreciation and amortization for the first quarter was about 1.34 million and it will be approximately that number each quarter for this — for balance of the year.

ERIC GOMMEL: Right. I’d be interested in your thoughts on opportunities related to Medicaid reimbursed home nursing. Companies have been typically pulling out of this business because of the poor margins but given some of the comments by Secretary Levitt and the CMS Administrator, Mark Macllelan, supporting community based care, what do you think the opportunities for Amedisys are? What would it take for you to get involved if anything in that business and then if you could also talk a little bit about what opportunities to might see in the Medicare managed care side and also with disease management opportunities going forward? Thanks.

BILL BORNE (ph): That’s a lot of questions Eric.

ERIC GOMMEL: Yes it is.

BILL BORNE: First of all, we’re seeing a pretty big trend in all states as well as federal to push more of the long term care into the community based care which is what we do. We think there will be positive legislation that will impact Medicaid reimbursement for home nursing.

At this point in time we’re just cautiously monitoring it. We’re enjoying a lot of growth. We’re adding new programs to our current product line and we think there’s still a lot of opportunity on the Medicare side but as we see more development in the Medicaid side, we will cautiously follow that.

In our own state here in Louisiana, we see a pretty big trend for that push as well and the state also needs some help with the Medicare managed care program. We monitor that in the states that we’re in. Georgia has some initiatives. Of course Tennessee is going through its own issues but the bottom line is that when we see that there’s an opportunity to make a difference that will be accretive to our overall activities, we will explore that and we’re wide opening to managed care.

We’ve mentioned in previous calls that we feel that Amedisys is a disease management company and in every episode of care we provide disease management services so we do want to sort of parlay that into our other opportunities with Medicaid and state initiatives so we’re open to it and when they make sense to us, we’ll probably explore some of that opportunity.

ERIC GOMMEL: Great. Thanks.

OPERATOR: Thank you.

Once again as a reminder, if you do have a question, please press star one on your touch tone phone.

Our next question is coming from Van Brady of Presidio Management.

VAN BRADY, PRESIDIO MANAGEMENT: A question for I guess Greg or whoever wants to take this, the OIG report suggested there was both over and under utilization by agencies and obviously some agencies added visits and others may have restricted visits after the threshold was reached.

Could you kind of describe just in terms of the number of visits that any patient gets just what the role of a physician is and then what — you know what leeway the independent — the individual agency, the manager of that agency has in deciding just how many visits a patient gets? Could you kind of elaborate on how that whole thing works on the ground?

LARRY GRAHAM: Yes. Thank you for your question Van. This is Larry.

The local managers do not have autonomy in determining utilization. We have a clinical system that based on the clinical needs of the patient, we determine by diagnosis the amount of visits that historically would take to get an appropriate outcome and each visit is mapped out on specifically what you’re going to do. In your case of a therapy patient, depending on the condition, just to give you some stats probably 50 percent of therapy patients do less than 10 visits and 50 percent of our therapy patients do greater than 10 visits. On the greater than 10 visits, we have patients that do 30, 40, 50 therapy visits depending on the medical needs. Some people may have co-morbid activities as well as a stroke and you’re going to do a lot of therapy visits. So it’s based on the clinical condition. It’s also important to note that our systems, all of our offices are connected via a wide area network and we can monitor clinical utilization and give expert backup advice to the individual offices. Every week we do a case conference and discuss the patients that are under our care and talk about the clinical protocols. So it’s not an independent autonomy and also, the physician has to sign off on plans of care and agree that we’re doing what’s clinically appropriate with the patients.

VAN BRADY: Well the clinical plan, you know, it has to be evaluated depending on what kind of results are being given. You know let’s say for example of 30 or 40 visits. That probably wasn’t prescribed at the outset. One of the things that it’s a result of the patient not responding and you have doctors or somebody’s opinion that more visits would be beneficial but at the same token, if you know you get up to — what’s the threshold nine or 10? I guess it’s 10. It seems to me there would be a great emphasis if you got to nine visits to you know go one more. What would prevent this kind of seeping into the culture of not the company of course, I know you wouldn’t allow that but individual agencies where the manager wants to look as good as he can? That’s the kind of thing that probably is happening around the country.

LARRY GRAHAM (ph): That may be happening around the country but it’s not happening on an individualized basis with Amedisys. Again, we are tied via wide area network and we can review real time all episodes in progress and we go over therapy as well as diabetic patients, cardiac patients, wound care patients and your example of on the front end there are some patients that will require a lot of visits on the front end. It’s in the plan of care. There are certain situations that in the middle of an episode maybe they’ve changed medications or they’ve had an instance maybe they fell at home or something and you would change the prognosis over the extended length of time. I am very confident in Amedisys’ clinical outcomes and the compliance program that we have in place and the fact that we look at patients on an individualized basis in case conference very week and again, the industry has 11 quality indicators that they monitor on a provider basis and we monitor as well as hold people accountable and their incentives are based on clinical outcomes.

VAN BRADY: Well just one other question Larry, I don’t want to beat this to death or not but it seems to me that CMS might work out a kind of a graduated scale of payments depending more upon the actual number of visits made in each case as opposed to either being over or under the threshold thereby eliminating some of the incentives for gaining the system which obviously is taking place or OIG wouldn’t have come out and said that there is both under utilization and over utilization. What would you expect to come out of this?

GREG BROWNE: Van, this is Greg Browne.

I think our feeling at this stage is that there are so many alternatives open to CMS in terms of altering the system if in fact they do alter system because I think it’s important to bear in mind that they’ve put in place the additional payment for therapy because they wanted to encourage in the first instance with (INAUDIBLE) they wanted to encourage home based therapy and so assuming for a moment that they do want to alter the way it’s done, there are as you know a variety of ways it could be done. Until I think they put out some discussion paper on that, it’s somewhat difficult to speculate on how that might work.

OPERATOR: Thank you.

Our next question is coming from Art Henderson of Jefferies and Company.

ART HENDERSON: Hi. Just a couple follow up questions; back on this OIG thing, not to beat this to death but are your — are your lobbyists or anybody giving you any indication of what they’re hearing, you know any kind of discussions from the OIG. Does it appear that it would be sort of budget neutral or benign or anything along those lines?

GREG BROWNE: Arthur, this is Greg. What — the feedback we’re getting is that the OIG report, you know, will pose a series of questions or options if you like for CMS to consider and that the most likely scenario is that CMS will consider those at the time they do the case mix review which is scheduled to take effect in 2007. Other than that, I don’t think we have anything more that we can usefully say on the subject.

ART HENDERSON: OK. One other question, Bill how are you looking at hospice these days? Is it becoming more of an interesting opportunity now that you’ve made a couple of acquisitions that have you know a hospice or two?

BILL BORNE: Basically Arthur, you know we think that hospice is a good business but we’re still very guarded on it. You know obviously we acquired two of them with the acquisition of Tenet and we’ve actually did two start ups, two small start ups since that time just exploring the opportunity in hospice as a whole. It’s a good blended service. It tiles well with home nursing but besides the similar referral sources that we get; it’s a pretty different business. So we’re still guarded on it but if there are opportunities out there that make sense, we’ll take a harder look at it as we move forward.

ART HENDERSON: OK. Great. Thank you.

OPERATOR: Thank you.

Once again, if you do have a question, please press star one on your touch tone phone.

Our next question is coming from Andrew Comstock of Alpine Atlantic Asset Management.

ANDREW COMSTOCK, ALPINE ATLANTIC ASSET MANAGEMENT: Good morning gentlemen. Congratulations on another good quarter.

I have a quick question in regards to the NCFE effect from a few years ago. You guys seemed confident at one point in time that you may be able to recover some of the $7 million in cash they owed you from the receivable sales. Do you have an update on that for us?

BILL BORNE: Yes we do Andrew. I mean basically it’s been turned over to litigation. I still — I still feel relatively confident that we will get our money back. We feel that there was a lot of improprieties that went on in reference to that whole ordeal and our recourse may not be directly from NCFE or the bankrupt entity and we’re still moving forward. It may be a year or two before we get full resolution on it.

ANDREW COMSTOCK: OK. Thank you very much.

BILL BORNE: You’re welcome.

OPERATOR: Thank you.

Our next question is coming from David Sackler of OSS Capital.

DAVID SACKLER, OSS CAPITAL: Hi. Good morning guys. I was wondering if you could tell me the visits per episode for the quarter.

Hello?

LARRY GRAHAM: Yes. This is Larry.

They’re running right around 16 visits per episode.

DAVID SACKLER: Sixteen down from 16 and a half as of fourth quarter 2004?

LARRY GRAHAM: I believe so. That’s correct.

DAVID SACKLER: OK. And is it also reasonable to use revenue per episode as kind of a stocking horse for the acuity mix?

LARRY GRAHAM: Would you state your question one more time please?

DAVID SACKLER: Is it reasonable to use revenue per episode as a stalking horse for the acuity mix meaning you know if revenue per episode is constant from quarter to quarter, should we assume that the acuity mix is also constant?

LARRY GRAHAM: Approximately but you have to take into account, you know as Greg mentioned, on January 1st we had a price increase of 2.3 percent.

DAVID SACKLER: Right. OK.

Thanks guys.

BILL BORNE: Thank you.

OPERATOR: Thank you.

At this time I am showing no further questions. I would now like to turn the floor back over to management for any closing comments.

BILL BORNE: All right Allen. You know we appreciate it and we appreciate all of the investors’ interest and all the great questions. We think we had a great quarter. We’re looking forward to the opportunities that the year ahead will bring and likewise we look forward to our next conference call. Thanks everyone for calling in. Have a great day.

OPERATOR: Thank you. This does conclude today’s conference. You may disconnect your lines at this time and have a wonderful day.

END